Exhibit 99.1

Sentinel Energy Services Inc. Announces Pricing of $300,000,000 Initial Public Offering

November 02, 2017 05:18 PM Eastern Daylight Time

HOUSTON--(BUSINESS WIRE)--Sentinel Energy Services Inc. (the “Company”), led by Chairman Andrew Gould and Chief Executive Officer Krishna Shivram, today announced the pricing of its initial public offering (“IPO”) of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “STNLU” beginning November 3, 2017. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one warrant, with each whole warrant enabling the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Stock Market under the symbols “STNL” and “STNLW,” respectively.

The Company intends to use the net proceeds from the IPO, and a simultaneous private placement of warrants, to consummate the Company’s initial business combination.

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: (866) 471-2526, fax: (212) 902-9316, e-mail: prospectus-ny@ny.email.gs.com, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the SEC on November 2, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SENTINEL ENERGY SERVICES INC.

The Company is a special purpose acquisition entity focused on the energy services and equipment sectors and was formed for the purpose of entering into a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Sentinel Management Holdings, LLC, an affiliate of CSL Capital Management, LLC.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For Sentinel Energy Services Inc.
Kent Jamison, 281-407-0686
kent@cslenergy.com